Exhibit 23.3






                          Independent Auditors' Consent

The Board of Directors and Stockholders
Axtel, S.A. de C.V.:

We consent to the use of our report dated February 20, 2004, with respect to the consolidated balance sheets of Axtel, S.A. de C.V. as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders' equity, and changes in financial position for each of the years in the three-year period ended December 31, 2003, included herein by reference and to the reference to our firm under the heading "Experts" in the registration statement .


KPMG Cardenas Dosal, S.C.


/s/ Rafael Gomez Eng


Monterrey, N.L. Mexico
July 2, 2004